Click Here for Registration Statement

EXHIBIT 23.6
CONSENT OF SG COWEN SECURITIES CORPORATION

March 17, 2003

Board of Directors
Enzon Pharmaceuticals, Inc.
685 Route 202/206
Bridgewater, NJ 08807

We hereby consent to the inclusion of our opinion, dated February 19, 2003, to the Board of Directors of Enzon Pharmaceuticals, Inc. (the “Company”) attached as Appendix E to the Joint Proxy Statement/Prospectus (the “Prospectus”) which is a part of a Registration Statement on Form S–4 (the “Registration Statement”) and to the references to our firm in the Prospectus under the headings “Summary of this Joint Proxy Statement/Prospectus” and “The Mergers—Background of the Mergers,” “—Enzon’s Reasons for the Transaction and Information and Factors Considered by the Enzon Board of Directors,” and “—Opinion of Enzon’s Financial Advisor”. In executing this consent, we do not admit or acknowledge that SG Cowen Securities Corporation or any of its affiliates comes within the class of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

SG COWEN SECURITIES CORPORATION

By:	/s/ Declan P. Quirke
Declan P. Quirke
Managing Director